Exhibit 99.1

J.B. Hunt Transport Services, Inc.	Contact:	Kirk Thompson
615 J.B. Hunt Corporate Drive		President and
Lowell, Arkansas 72745		Chief Executive Officer
(NASDAQ: JBHT)		(479) 820-8111

FOR IMMEDIATE RELEASE

J. B. HUNT TRANSPORT SERVICES, INC. ANNOUNCES TEN MILLION DOLLAR GIFT

TO THE UNIVERSITY OF ARKANSAS

LOWELL, ARKANSAS, October 13, 2005 - J. B. Hunt Transport Services, Inc., (NASDAQ:JBHT) today announced the largest gift in the Company’s history. The $10 million lead gift to the University of Arkansas will be used to facilitate the construction of the new Center for Academic Excellence to be named, with University Board of Trustees approval, the J.B. Hunt Transport Services, Inc. Center for Academic Excellence. It will be the largest academic building to be constructed on the Fayetteville campus in 18 years.

“We are delighted to be able to make this contribution to the University of Arkansas’ Campaign for the Twenty-First Century toward the building of a landmark, signature building,” said Kirk Thompson, president and CEO of J.B. Hunt.  “This represents an investment by our Company in a growing institution in pursuit of excellence that has not only provided training and skills for many of our current employees but also allows us to participate in the education of the next generation of J.B. Hunt Transport Services team members.”

The new Hunt Center will be approximately 110,000 square feet of technology-oriented, multi-use space for the benefit of the entire academic community.  Current and future generations of students will associate the J.B. Hunt Transport Services, Inc. name with quality, academic excellence and the University of Arkansas’ role as an economic engine for Arkansas and the world.

“We are particularly pleased to be able to join with the University in developing supply chain solutions and leading edge technology that will benefit our customers well into the future,” said Thompson. “The close proximity of the University to our Company has been invaluable as we jointly identify transportation and technology issues that require the brightest and best minds to insure the American supply chain remains the model for the world.”

The J. B. Hunt Transport Services, Inc. Center for Academic Excellence will serve as a focal point and enabling infrastructure for information technology, supply chain management, computational science and engineering, and technology-enabled education, research, and outreach on the University of Arkansas campus.  Center faculty and staff, spanning the disciplines of business, engineering, and arts and sciences, will prepare students for the diverse, innovative, collaborative, team-oriented environment prevalent in today’s workplace.